Exhibit 99.1

Contact:	Gary Thompson – Media

  Caesars Entertainment Corporation

  (702) 407-6529

  Jacqueline Beato – Investors

  Caesars Entertainment Corporation

  (702) 407-6131

Caesars Entertainment Corporation Completes

Amendment and Extension of its Credit Facility

LAS VEGAS – May 20, 2011 – Caesars Entertainment Corporation said its wholly-owned subsidiary, Caesars Entertainment Operating Company, Inc. (CEOC), completed today its previously announced -amendment to its senior secured credit agreement.

A majority of lenders consented to the amendment, and Caesars executives are pleased with the lenders’ support of this transaction. In addition, CEOC extended the maturity date of approximately $800 million in loans from 2015 to 2018, and also converted approximately $425 million of its revolving credit facility to term loan due in 2018.

“Our success in extending a portion of our debt improves upon an already strong maturity runway for Caesars,” said Jonathan Halkyard, Caesars Entertainment chief financial officer. “We are satisfied with our current maturity profile, which has no major maturities prior to 2015, and plan to continue our strategy of opportunistically extending maturities subject to market conditions.”

Caesars Entertainment Corporation is the world’s largest casino-entertainment company. Since its beginning in Reno, Nevada, more than 73 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. We are committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

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